Exhibit 10.1
TRANSLATION OF COMPREHENSIVE CREDIT LINE AGREEMENT

Contract No: Shenzhen Ping An Bank (China Resources Center)
Credit line (2008) (A1001101340800005)

Party A ( Applicant): Address:	Shenzhen Diguang Electronics Co Ltd 23/F, Building A, Galaxy Century Building, No, 3069, Catian Road,
Futian District, Shenzhen, PRC
Corporate Representative: Telephone:	Song Yi 26553580

Party B (Grantor): Address:	Shenzhen Ping An Bank Co Ltd( Shenzhen City Crossing Sub-branch) 1st Floor, Mix Shopping Mall, No. 1881, Bao An Nan Road, Shenzhen, PRC
Corporate representative (Bank Representative): Zeng Dong Ping
Telephone:	82668238

Party A had applied for the comprehensive credit line facilities from Party B, in accordance with the Contract Law and the relevant rules and regulations, both parties had reached this Agreement after unanimous consultation.

Clause 1  Credit Line Limit and Categories
1.1	Credit line limit: Party B had agreed to grant Party A the comprehensive credit line limit of RMB 40,000,000 and this limit can apply to various currencies.
1.2
Credit availability period is 12 months from the effective date of this Agreement. During the credit availability period, the credit line can be utilized but the aggregate sum of the categories under the credit line cannot exceed the comprehensive credit line limit. Upon the expiry of the credit availability period, the unutilized credit line will become ineffective automatically.

Except for the letter of guarantee, the expiry date of the categories under the credit line cannot exceed more than 6 months from the expiry date of the comprehensive credit line.
1.3	The following categories can be used by the credit line:
Short ter loan (less than one year)
Bank acceptance
1.4
The categories covered by the comprehensive credit line in respect of the amount, interest rate, bank charges and availability period are subject to the terms of the single credit line agreement and loan advice or the documentary proof of other loan facilities.

Clause 2  The use of the credit line
2.1
Party A should apply to Party B in writing for the categories covered by the comprehensive credit line. In the event that the application fails to meet the conditions stipulated by Party B, Party B has the right to refuse the application. Upon checking and approval by Party B, both parties should sign the corresponding single credit line agreement.

2.2	Conditions imposed by the credit line:
(1)	Party A has completed the legal procedures of obtaining the relevant government approval, permit, registration and delivery in accordance with the relevant laws and regulations;
(2)	The guarantee agreement has taken effect;
(3)	Party A has paid in full all the fees relevant to this Agreement;
(4)	Party A has met all the conditions imposed by Party B
(5)	There has been no unfavourable change to the operation and the financial conditions of Party A and its guarantor.
(6)	There has been no change to the intentions of Party A and the guarantor to make repayment and extend the guarantee respectively;
(7)	Party A does not violate the stipulated conditions under this Agreement.
2.3
Party A should bear the expenses in connection with the credit line including but not limited to communication expenses, postage and search fees. Irrespective of the final utilization of the credit line by Party A, any fees received by Party B are not refundable.

Upon signing of the Agreement, Party B will levy on Party A an arrangement fee at 0% of the comprehensive credit line.
2.4	Party B has the right to adjust the credit line limit in accordance with the change in currency exchange rate or demand additional guarantee from Party A.
2.5	Party B has the right to monitor the utilization and the cash flow of the credit line amount and Party A should provide necessary assistance.
2.6
Before the utilization of the credit line or in the process of the utilization, if, as a result of national macroeconomic adjustment and the imposition of restrictions on the credit line size or its usage by Party B’s supervisory authorities or other reasons not caused by Party B, Party B cannot grant the credit line utliization to Party A, Party B has the right to suspend or cease the utilization of the credit line and also to terminate this Agreement, and Party A cannot raise any objection.

Clause 3  Repayment
3.1	Party A will open a bank account with Party B and the amount outstanding should be repaid to that designated account before the pre-determined repayment date.
3.2
Upon the expiry date of every single credit line, Party A should honor the debt obligation in a timely manner. Otherwise, it will constitute the expiry of credit line or will trigger payment in advance.

3.3
Party A irrevocably authorizes Party B to deduct the credit interest and the related expenses from any bank account of Party A. In the event that the deduction is insufficient to repay the outstanding debts, the priority of repayment, in the order of preference, are expenses, interest and principal.

3.4
Early repayment can be made subject to the approval of Party B. Application for early repayment should be notified to Party B in writing 30 days in advance. Party B’s confirmation is irrevocable 3.5 When Party A or any third party provides 100% collateral for certain business activities within the scope of the credit line, such business activities will be excluded from the scope of the credit line and Party A can continue to apply and use the available credit line limit after the captioned adjustment.

Clause 4  Representations and warranties
4.1
Party A has obtained all proper authorization and approval for the purposes of signing this Agreement. The signing of this Agreement will not violate any agreements or undertakings made with any third parties.

4.2
Except for any matters notified to Party B in writing before signing of this Agreement, Party A does not have in existence any significant lawsuit, arbitration, action, litigation, legal review and other matters which would adversely affect the performance of this Agreement.

4.3	Party A has accepted and warranted that Party B can monitor and check Party A’s execution of conditions of credit line utilization and Party A’s operation and financial position, and Party A will allow Party B to enter Party A’s premises to audit Party A’s assets, financial and operating conditions.
4.4
Party A should immediately provide to Party B the financial statements and related financial information as requested by Party B and declare the information provided is genuine, complete, objective and in strict compliance with the generally accepted accounting standards of China. Party A is a publicly listed company but it should not refuse Party B’s request for financial information due to the reasons of compliance with the laws regarding the disclosure by listed companies to the public.

Party B undertakes to preserve the confidentiality of information provided by Party A, excluding information which is otherwise regulated by law or by agreement between the parties or information which does not constitute confidential information.

4.5
Party A should immediately, comprehensively and accurately disclose to Party B the relationship with its related parties, related party transactions, and related parties’ events which may have an adverse effect on Party A’s performance of the Agreement.

4.6
In respect of the credit line exceeding one year( not including credit line within one year or less), from the second anniversary of the credit line, Party B has the right to revaluate the financial position and the specific project status against the conditions imposed by Party B for the credit line, followed by adjustments in credit line amount, availability period and interest rate in accordance with the revaluation results.
In case of any collateral or pledged objects, Party B has the right to request evaluation performed by a valuer recognized by Party B and the valuation expenses will be borne by Party A. In the event of a depreciation in value of the collateral or pledged objects, which is no longer sufficient guarantee for the debt under the master agreement, Party B has the right to demand partial repayment or to request Party A to provide other guarantees approved by Party B.

4.7	Party A has to open a bank account with Party B to handle deposits and settlement transactions in preference to other banks.
4.8
In the event that one of the following events occurs, Party A should notify Party B in writing 30 days in advance. If Party B is of the opinion that those events may have a substantial adverse effect on the performance of the agreement, Party A should get the written consent from Party B before carrying out the event:

(1) The operating pattern, organization chart and the operating activities has changed significantly, including but not limited to outsourcing, rental, joint ventures, stock ownership changes, merger and acquisition, joint investment (cooperation), split, establishment of subsidiaries, disposal of enterprises, assignment of title and rights, reduction in capital and closure due to subjective reasons etc;
(2) Disposal, gift, lending, assignment , pledge and other manners for material assets with the value exceeding 10% of the net asset value;
(3) Dividend distribution exceeding 30% the net profit after taxation for the current year or exceeding 20% of the total undistributed profit;
(4) The new foreign investment exceeds 20% of the net asset value after the credit line is in effect;
(5) Change in the terms of the loan agreements with other banks;, with early repayment of other long term loans;
(6) Repayment of loan to the shareholders of Party A;
(7) Application of the credit line facilities from other banks or the provision of guarantee to the third parties and the credit amount exceeding 20% of the net asset value.
4.9
Party A should notify Party B in writing within 7 working days upon the occurrence or possible occurrence of the following events, and Party B has the right to determine based on the facts whether to demand additional guarantee or directly surrender the outstanding loan:

(1) Deterioration in the operating condition and financial positions of Party A or its guarantor;
(2) The involvement in significant legal cases by Party A, its shareholders, its guarantor, the corporate representative of Party A or its guarantor, or key management officers, or the mandatory protection of the material assets;
(3) Party A or its guarantor provides guarantee to third parties which has a significant adverse impact on the financial position or the performance of the agreement;
(4) The closure of business, suspension of business for restructuring, dissolution, insolvency or the cancellation of business license of Party A or its guarantor.
(5) The pledged objects depreciate in value significantly.
(6) Any matters which have a significant effect on the operation activities of Party A or the guarantor and the safety of the credit line of Party B.

4.10	Party A shall notify Party B within 7 working days after any changes in Company’s constitution, corporate representatives, address, company’s name and other business registration
4.11	Party A warrants the maintenance of reasonable financial ratios during the credit line availability period.

Clause 5  Breach
5.1	The following events will constitute a breach to the terms of the Agreement

(1)	Party A does not observe the fund usage agreed to by both parties;
(2)	Interest outstanding, overdue or disbursement within the credit line;
(3)	Violation of representations and warranties made by Party A or non-fulfillment of the obligations contained in the Agreement;
(4)	Fund and assets misappropriation by Party A or guarantor;
(5)	Any violation by Party A during the performance of the Agreement with Party B or other banks
(6)
Any significant adverse change in the operation and financial position of Party A or the loss in guaranteeing capacity of the guarantor or the damage or destruction of the pledged objects which adversely impact on the safety of the credit line of Party B.

5.2	In the event of the breach, Party B has the right to adopt the following measures:
(1)	suspend, reduce, cancel the credit line;
(2)
immediately demand Party A to repay all outstanding principal, interest accrued and expenses under the credit line, and to levy penalties on the overdue interest calculated on the outstanding principal from the date of breach;

(3)	demand Party A to deposit the full amount of guarantee sum to meet the acceptance, letter of guarantee and letter of credit which is not yet overdue;
(4)	Demand Party A to provide the guarantee measures recognized by Party B;
(5)	Notify the relevant authorities and publicize in the media;
(6)	Carry out remedial measures specified by the laws and regulations.
5.3
In the event of overdue repayment or advances, Party B can charge the penalty based on 50% of the interest rate agreed in the single credit line agreement calculated from the date of overdue or advances.

In the event of fund not utilized in accordance with the single credit line agreement, Party B can charge the penalty based on 100% of the interest rate agreed in the single credit line agreement calculated from date of violation of fund usage.

Compound interest will be charged for any overdue interest payment.
5.4
Party A will bear the expenses incurred by Party B in connection with the loan( including but not limited to public notary expenses, litigation expenses, arbitration expenses, legal fees, assignment fee and traveling expenses).

Clause 6   Other agreed matters
6.1
The categories covered by this credit line agreement are: 1)Working capital loan credit limit of RMB30,000,000 and the interest rate is levied on the compatible interest rate imposed by Party B, 2) Bank acceptance credit limit of RMB 10,000,000 and the margin ratio is 20%. The working capital loan credit limit can be converted into bank acceptance credit limit.

6.2	The credit limit is utilized for procurement of the raw materials for production.
6.3	In case that the sales revenue for the first half of current year is lower than the corresponding period of the previous year, the current credit limit should cease.

Clause 7   Supplementary provisions
7.1	Party B can transfer the rights under this Agreement in full or partially to third parties.
7.2	Party B has the right to demand for the notarization of the enforcement action under the Agreement

7.3	Any documents in connection with comprehensive credit line agreement such as single credit application, single credit agreement, loan advance advice and the documentary proof of the credit line and the related documents and information are integral parts of the Agreement and are legally valid.
7.4
Party A authorizes Party B to request for its credit status from the credit database from the People’s Bank of China, credit department, the relevant organization or department and individuals.. The use of the credit report is limited to the scope stipulated from the credit information provisional law pronounced by the People’s Bank of China and the relevant law. Party A agrees that Party B will provide its credit information to the credit database of People’s Bank of China and the credit department.

7.5	Party B can disclose to potential assignee or anyone who might enter into an agreement with Party B any information of Party A which Party B deems fit and necessary.
7.6
Any notices, request or other letters Party B are deemed to be sent to Party A once Party B sends it to Party A’s address in accordance with this Agreement or any address which have been notified by Party A in writing to Party B.

7.7	Any disputes arising in the performance of this Agreement are resolved through mutual consultation; if not, it will be resolved as follows:
legal action in the court in the jurisdiction of Party B’s location.
7.8	This Agreement is governed by the laws of People’s Republic of China.
7.9
This Agreement is valid when it is signed (stamped) by its corporate representative (person in charge) and stamped by Company’s official chop. If Party A has not utilized the credit line within 3 months of the execution of this Agreement, Party B has the right to terminate this Agreement.

7.10	This Agreement has 5 counterparts, 2 of which are kept by Party B and 1 kept by Party A.

Party A declares that it fully understands the terms of this Agreement, the relevant guarantee agreement and the relevant documents, and that it has already (when necessary) sought independent legal advice.

Party A (company official chop)
Party B (company official chop)
Corporate representative or entrusted person:

Signing date: July 1, 2008
Signing Place: